Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-188489; File No. 333-159632; File No. 333-101996; File No. 333-83968; File No. 333-14067; and File No. 33-41295) pertaining to Furmanite Corporation of our report dated June 27, 2014 related to the financial statements and supplemental schedules of Furmanite Corporation 401(k) Savings Investment Plan, included in this annual report on Form 11-K as of December 31, 2013 and 2012 and for the year ended December 31, 2013.

/s/ UHY LLP
Houston, Texas
June 27, 2014